Exhibit 99

Acadia Healthcare Reports Fourth Quarter 2018 Results

Provides Full Year and First Quarter 2019 Financial Guidance

FRANKLIN, Tenn.--(BUSINESS WIRE)--February 28, 2019--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the fourth quarter and year ended December 31, 2018. Revenue for the quarter was $743.5 million, an increase of 2.6% compared with $724.5 million for the fourth quarter of 2017. Net loss attributable to Acadia stockholders was $331.6 million, or $3.80 per diluted share, for the fourth quarter of 2018 compared with net income of $69.6 million, or $0.80 per diluted share, for the fourth quarter of 2017.

Adjusted income attributable to Acadia stockholders for the fourth quarter of 2018 was $40.8 million, or $0.47 per diluted share, excluding:

  A total loss on impairment of $337.9 million, which includes a non-cash goodwill impairment charge of $325.9 million and a non-cash long-lived asset impairment charge of $12.0 million on the Company’s U.K. facilities related to the decline in estimated fair values.
  Transaction-related expenses of $24.5 million, which includes Chief Executive Officer transition costs of $14.0 million.
  Legal settlements expense of $22.1 million, which is primarily attributable to the establishment of a reserve related to the Company’s billing for lab services in West Virginia.
  Debt extinguishment costs of $0.9 million.

For the fourth quarter of 2017, adjusted income attributable to Acadia stockholders was $52.9 million, or $0.61 per diluted share, excluding:

  A tax benefit of $20.2 million due to the Tax Cuts and Jobs Act of 2017.
  Transaction-related expenses of $5.4 million.

A reconciliation of all non-GAAP financial results in this press release appears beginning on page 8.

Debbie Osteen, Chief Executive Officer of Acadia, commented, “Our results for the fourth quarter reflect the consistent revenue improvement we achieved throughout 2018 in spite of some operational challenges, primarily in the U.K. We have continued to drive organic revenue growth within our existing facilities by expanding our services and adding more bed capacity. While we have focused on addressing the factors affecting our operations, we have also looked for opportunities to acquire new facilities and enter into strategic partnerships and joint ventures to develop additional behavioral healthcare facilities. During the fourth quarter, we added 243 beds to existing facilities. In 2018, we added 651 total beds, increasing our size and geographic scale and further enhancing our position as a leading provider of behavior healthcare facilities. We expect to add approximately 700 beds to existing and new facilities in 2019. Thus far in 2019, we have opened two de novo facilities: Mount Carmel Behavioral Health, a joint venture with 80 beds located in Columbus, Ohio; and Rio Vista Behavioral Health, an 80-bed facility located in El Paso, Texas.”

On February 15, 2019, the Company closed two previously announced acquisitions, Mission Treatment and The Whittier Pavilion. Mission Treatment operates nine comprehensive treatment centers that provide medication-assisted treatment and counseling for people struggling with narcotics addiction in California, Nevada, Arizona and Oklahoma. The Whittier Pavilion, a 71-bed inpatient psychiatric hospital located in Haverhill, Massachusetts, is part of the Whittier Health Network, a family owned and operated healthcare system that has provided hospital and community services since 1982.

Same facility revenue for the fourth quarter of 2018 increased 3.8%, with a 2.6% increase in patient days and a 1.2% increase in revenue per patient day. Same facility EBITDA margin was 22.0% for the fourth quarter of 2018 compared with 24.4% for the fourth quarter of 2017.

  Same facility revenue in the U.S. increased 3.5% for the fourth quarter of 2018 from the fourth quarter of 2017, with a 3.5% increase in patient days and flat revenue per patient day. U.S. same facility revenue was impacted by a fourth quarter 2018 accounts receivable adjustment of approximately $8.0 million, primarily related to the Comprehensive Treatment Centers (CTCs) and the state Medicaid programs in Wisconsin. U.S. same facility EBITDA margin was 24.9% compared with 26.2% in the fourth quarter of 2017.
  Same facility revenue in the U.K. increased 4.4% for the fourth quarter of 2018 compared with the fourth quarter of 2017, with a 1.5% increase in patient days and a 2.8% increase in revenue per patient day. U.K. same facility EBITDA margin was 16.4% for the fourth quarter compared with 21.0% in the fourth quarter of 2017.

Osteen added, “Our fourth quarter results for the U.K. operations were as expected. We continue to focus on addressing challenges related to a lower census and higher agency labor expense, primarily for nurses and other clinical staff, due to tightening in the U.K. labor market.”

The Company recently amended its Senior Secured Credit Facility to modify certain definitions and provide increased flexibility in terms of its financial covenants. As of December 31, 2018, the Company had significant availability under its $500 million revolving credit facility and its leverage ratio was approximately 5.3. Net cash provided by continuing operations increased 3.8% to $416.6 million for 2018, compared with the same prior-year period.

Acadia today established its financial and operational guidance for full year 2019 and the first quarter of 2019, as follows:

  Revenue for 2019 in a range of $3.15 billion to $3.2 billion;
  Adjusted EBITDA for 2019 in a range of $610 million to $630 million;
  Adjusted earnings per diluted share for 2019 in a range of $2.15 to $2.30;
  Adjusted earnings per diluted share for the first quarter of 2019 in a range of $0.35 to $0.36; and
  An exchange rate of $1.30 per British Pound Sterling and a tax rate of approximately 16%.

The Company’s guidance does not include the impact of any future acquisitions or transaction-related expenses.

EBITDA is defined as net income (loss) adjusted for net income (loss) attributable to noncontrolling interests, (benefit from) provision for income taxes, net interest expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for equity-based compensation expense, transaction-related expenses, debt extinguishment costs, legal settlements expense and loss on impairment. Adjusted income is defined as net income (loss) adjusted for transaction-related expenses, tax reform impact, debt extinguishment costs, legal settlements expense, loss on impairment and income tax effect of adjustments to income.

Acadia will hold a conference call to discuss its fourth quarter financial results at 9:00 a.m. Eastern Time on Friday, March 1, 2019. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available through March 15, 2019.

Risk Factors

This news release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) potential difficulties operating our business in light of political and economic instability in the U.K. and globally following the referendum in the U.K. on June 23, 2016, in which voters approved an exit from the European Union, or Brexit; (ii) the impact of fluctuations in foreign exchange rates, including the devaluation of the British Pound Sterling (GBP) relative to the U.S. Dollar (USD) following the Brexit vote; (iii) Acadia’s ability to complete acquisitions and successfully integrate the operations of acquired facilities; (iv) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (v) potential reductions in payments received by Acadia from government and third-party payors; (vi) the occurrence of patient incidents and governmental investigations, which could adversely affect the price of our common stock and result in substantial fines and incremental regulatory burdens; (vii) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (viii) potential operating difficulties, labor costs, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of behavioral healthcare services. At December 31, 2018, Acadia operated a network of 583 behavioral healthcare facilities with approximately 18,100 beds in 40 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In thousands, except per share amounts)

Revenue before provision for doubtful accounts	$743,547	$733,538	$3,012,442	$2,877,234
Provision for doubtful accounts	-	(9,026)	-	(40,918)
Revenue	743,547	724,512	3,012,442	2,836,316

Salaries, wages and benefits (including equity-based compensation expense of $2,728, $4,460, $22,001 and $23,467, respectively)	413,162	390,582	1,659,348	1,536,160
Professional fees	60,437	53,451	227,425	196,223
Supplies	30,356	29,439	119,314	114,439
Rents and leases	19,892	19,320	80,282	76,775
Other operating expenses	88,521	82,666	354,498	331,827
Depreciation and amortization	39,472	37,754	158,832	143,010
Interest expense, net	47,704	45,230	185,410	176,007
Debt extinguishment costs	875	-	1,815	810
Legal settlements expense	22,076	-	22,076	-
Loss on impairment	337,889	-	337,889	-
Transaction-related expenses	24,499	5,431	34,507	24,267
Total expenses	1,084,883	663,873	3,181,396	2,599,518
(Loss) income before income taxes	(341,336)	60,639	(168,954)	236,798
(Benefit from) provision for income taxes	(9,807)	(9,050)	6,532	37,209
Net (loss) income	(331,529)	69,689	(175,486)	199,589
Net (income) loss attributable to noncontrolling interests	(108)	(60)	(264)	246
Net (loss) income attributable to Acadia Healthcare Company, Inc.	$(331,637)	$69,629	$(175,750)	$199,835

Earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Basic	$(3.80)	$0.80	$(2.01)	$2.30
Diluted	$(3.80)	$0.80	$(2.01)	$2.30

Weighted-average shares outstanding:
Basic	87,382	87,052	87,288	86,948
Diluted	87,382	87,166	87,288	87,060

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
	2018	2017
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$50,510	$67,290
Accounts receivable, net	318,087	296,925
Other current assets	81,820	107,335
Total current assets	450,417	471,550
Property and equipment, net	3,107,766	3,048,130
Goodwill	2,396,412	2,751,174
Intangible assets, net	88,990	87,348
Deferred tax assets	3,468	3,731
Derivative instrument assets	60,524	12,997
Other assets	64,927	49,572
Total assets	$6,172,504	$6,424,502

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$34,112	$34,830
Accounts payable	117,740	102,299
Accrued salaries and benefits	113,299	99,047
Other accrued liabilities	151,226	141,213
Total current liabilities	416,377	377,389
Long-term debt	3,159,375	3,205,058
Deferred tax liabilities	80,372	80,333
Other liabilities	154,267	166,434
Total liabilities	3,810,391	3,829,214
Redeemable noncontrolling interests	28,806	22,417
Equity:
Common stock	874	871
Additional paid-in capital	2,541,987	2,517,545
Accumulated other comprehensive loss	(462,377)	(374,118)
Retained earnings	252,823	428,573
Total equity	2,333,307	2,572,871
Total liabilities and equity	$6,172,504	$6,424,502

Acadia Healthcare Company, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
	2018	2017
	(In thousands)
Operating activities:
Net (loss) income	$(175,486)	$199,589
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Depreciation and amortization	158,832	143,010
Amortization of debt issuance costs	10,456	9,855
Equity-based compensation expense	22,001	23,467
Deferred income taxes	(9,714)	31,372
Debt extinguishment costs	1,815	810
Legal settlements expense	22,076	-
Loss on impairment	337,889	-
Other	12,371	11,412
Change in operating assets and liabilities:
Accounts receivable, net	(16,821)	(28,570)
Other current assets	13,864	20,808
Other assets	2,762	(3,176)
Accounts payable and other accrued liabilities	26,054	(10,113)
Accrued salaries and benefits	15,748	(8,988)
Other liabilities	(5,219)	11,794
Net cash provided by continuing operating activities	416,628	401,270
Net cash used in discontinued operating activities	(2,548)	(1,693)
Net cash provided by operating activities	414,080	399,577

Investing activities:
Cash paid for acquisitions, net of cash acquired	-	(18,191)
Cash paid for capital expenditures	(341,462)	(274,177)
Cash paid for real estate acquisitions	(18,383)	(41,057)
Other	(1,119)	(3,101)
Net cash used in investing activities	(360,964)	(336,526)

Financing activities:
Principal payments on long-term debt	(39,738)	(34,805)
Repayment of long-term debt	(21,920)	(22,500)
Common stock withheld for minimum statutory taxes, net	(3,407)	(3,455)
Other	(2,265)	686
Net cash used in financing activities	(67,330)	(60,074)

Effect of exchange rate changes on cash	(2,566)	7,250

Net (decrease) increase in cash and cash equivalents	(16,780)	10,227
Cash and cash equivalents at beginning of the period	67,290	57,063
Cash and cash equivalents at end of the period	$50,510	$67,290

Effect of acquisitions:
Assets acquired, excluding cash	$-	$19,649
Liabilities assumed	-	(1,458)
Cash paid for acquisitions, net of cash acquired	$-	$18,191

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Same Facility Results (a,d)
Revenue	$707,489	$681,363	3.8%	$2,872,115	$2,730,191	5.2%
Patient Days	1,132,764	1,103,672	2.6%	4,501,883	4,405,779	2.2%
Admissions	41,282	39,330	5.0%	166,823	160,308	4.1%
Average Length of Stay (b)	27.4	28.1	-2.2%	27.0	27.5	-1.8%
Revenue per Patient Day	$625	$617	1.2%	$638	$620	3.0%
EBITDA margin	22.0%	24.4%	-240 bps	23.9%	24.9%	-100 bps

U.S. Same Facility Results (a)
Revenue	$461,594	$445,874	3.5%	$1,873,493	$1,776,772	5.4%
Patient Days	627,275	605,804	3.5%	2,501,884	2,436,753	2.7%
Admissions	39,012	36,899	5.7%	157,323	150,769	4.3%
Average Length of Stay (b)	16.1	16.4	-2.1%	15.9	16.2	-1.6%
Revenue per Patient Day	$736	$736	0.0%	$749	$729	2.7%
EBITDA margin	24.9%	26.2%	-130 bps	26.7%	26.9%	-20 bps

U.K. Same Facility Results (a,d)
Revenue	$245,895	$235,489	4.4%	$998,622	$953,419	4.7%
Patient Days	505,489	497,868	1.5%	1,999,999	1,969,026	1.6%
Admissions	2,270	2,431	-6.6%	9,500	9,539	-0.4%
Average Length of Stay (b)	222.7	204.8	8.7%	210.5	206.4	2.0%
Revenue per Patient Day	$486	$473	2.8%	$499	$484	3.1%
EBITDA margin	16.4%	21.0%	-460 bps	18.8%	21.2%	-240 bps

U.S. Facility Results (c)
Revenue	$472,194	$451,211	4.7%	$1,904,695	$1,805,826	5.5%
Patient Days	639,687	607,655	5.3%	2,538,737	2,453,802	3.5%
Admissions	40,322	36,932	9.2%	161,387	151,029	6.9%
Average Length of Stay (b)	15.9	16.5	-3.6%	15.7	16.2	-3.2%
Revenue per Patient Day	$738	$743	-0.6%	$750	$736	1.9%
EBITDA margin	23.8%	25.8%	-200 bps	25.6%	26.3%	-70 bps

U.K. Facility Results (c,d)
Revenue	$271,353	$261,626	3.7%	$1,107,747	$1,062,657	4.2%
Patient Days	678,162	686,708	-1.2%	2,702,551	2,735,132	-1.2%
Admissions	2,550	2,731	-6.6%	10,776	10,839	-0.6%
Average Length of Stay (b)	265.9	251.4	5.8%	250.8	252.3	-0.6%
Revenue per Patient Day	$400	$381	5.0%	$410	$389	5.5%
EBITDA margin	14.6%	19.1%	-450 bps	16.8%	19.3%	-250 bps

Total Facility Results (c,d)
Revenue	$743,547	$712,837	4.3%	$3,012,442	$2,868,483	5.0%
Patient Days	1,317,849	1,294,363	1.8%	5,241,288	5,188,934	1.0%
Admissions	42,872	39,663	8.1%	172,163	161,868	6.4%
Average Length of Stay (b)	30.7	32.6	-5.8%	30.4	32.1	-5.0%
Revenue per Patient Day	$564	$551	2.4%	$575	$553	4.0%
EBITDA margin	20.5%	23.3%	-280 bps	22.4%	23.7%	-130 bps

(a) Results for the periods presented exclude the elderly care division of our U.K. operations and certain closed services.
(b) Average length of stay is defined as patient days divided by admissions.
(c) Results for the periods presented exclude certain closed services.
(d) Revenue and revenue per patient day for the three months and year ended December 31, 2017 is adjusted to reflect the foreign currency exchange rate for the comparable periods of 2018 in order to eliminate the effect of changes in the exchange rate. The exchange rate used in the adjusted revenue and revenue per patient day amounts for the three months and year ended December 31, 2017 is 1.29 and 1.33, respectively.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands)

Net (loss) income attributable to Acadia Healthcare Company, Inc.	$(331,637)	$69,629	$(175,750)	$199,835
Net income (loss) attributable to noncontrolling interests	108	60	264	(246)
(Benefit from) provision for income taxes	(9,807)	(9,050)	6,532	37,209
Interest expense, net	47,704	45,230	185,410	176,007
Depreciation and amortization	39,472	37,754	158,832	143,010
EBITDA	(254,160)	143,623	175,288	555,815

Adjustments:
Equity-based compensation expense (a)	2,728	4,460	22,001	23,467
Transaction-related expenses (b)	24,499	5,431	34,507	24,267
Debt extinguishment costs (c)	875	-	1,815	810
Legal settlements expense (d)	22,076	-	22,076	-
Loss on impairment (e)	337,889	-	337,889	-
Adjusted EBITDA	$133,907	$153,514	$593,576	$604,359

See footnotes on page 10.

Acadia Healthcare Company, Inc.
Reconciliation of Adjusted Income Attributable to Acadia Healthcare Company, Inc. to
Net Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands, except per share amounts)

Net (loss) income attributable to Acadia Healthcare Company, Inc.	$(331,637)	$69,629	$(175,750)	$199,835

Adjustments to income:
Transaction-related expenses (b)	24,499	5,431	34,507	24,267
Tax reform impact (f)	-	(20,188)	(10,472)	(20,188)
Debt extinguishment costs (c)	875	-	1,815	810
Legal settlements expense (d)	22,076	-	22,076	-
Loss on impairment (e)	337,889	-	337,889	-
Income tax effect of adjustments to income (g)	(12,866)	(1,978)	(14,687)	(4,492)
Adjusted income attributable to Acadia Healthcare Company, Inc.	$40,836	$52,894	$195,378	$200,232

Weighted-average shares outstanding - diluted (h)	87,508	87,166	87,415	87,060

Adjusted income attributable to Acadia Healthcare Company, Inc. per diluted share	$0.47	$0.61	$2.24	$2.30

See footnotes on page 10.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, and Adjusted income, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define EBITDA as net income (loss) adjusted for net income (loss) attributable to noncontrolling interests, (benefit from) provision for income taxes, net interest expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation expense, transaction-related expenses, debt extinguishment costs, legal settlements expense and loss on impairment. We define Adjusted income as net income (loss) adjusted for transaction-related expenses, tax reform impact, debt extinguishment costs, legal settlement expense, loss on impairment and income tax effect of adjustments to income.

EBITDA, Adjusted EBITDA, and Adjusted income are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). EBITDA, Adjusted EBITDA, and Adjusted income are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of EBITDA, Adjusted EBITDA, and Adjusted income may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, and Adjusted income in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA, Adjusted EBITDA, and Adjusted income when reporting their results. Our presentation of EBITDA, Adjusted EBITDA, and Adjusted income should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents transaction-related expenses incurred by Acadia primarily related to acquisitions, integration efforts and the CEO transition in December 2018.

(c) Represents debt extinguishment costs recorded in connection with the repricing amendments to the Amended and Restated Credit Agreement in May 2017 and March 2018 and the repayment of the 9.0% and 9.5% Revenue Bonds in December 2018.

(d) Represents $19.0 million related to the Company’s billing for lab services in West Virginia and $3.1 million related to the resolution of the shareholder class action lawsuit in 2011 in connection with our merger with PHC.

(e) Represents a non-cash goodwill impairment charge of $325.9 million and a non-cash long-lived asset impairment charge of $12.0 million related to our U.K. Facilities.

(f) Represents tax benefit related to a change in the Company’s provisional amounts recorded at December 31, 2017 related to the enactment of the Tax Cuts and Jobs Act.

(g) Represents the income tax effect of adjustments to income based on tax rates of 7.0% and 19.9% for the three months ended December 31, 2018 and 2017, respectively, and 14.0% and 23.6% for the year ended December 31, 2018 and 2017, respectively.

(h) For both the three months and year ended December 31, 2018, approximately 0.1 million of the outstanding restricted stock and shares of common stock issuable upon exercise of outstanding stock option awards have been included in the calculation of weighted-average shares outstanding-diluted. These shares are excluded from the calculation of diluted earnings per share in the condensed consolidated statement of operations because the net loss for the three months and year ended December 31, 2018 causes such securities to be anti-dilutive.

CONTACT:
Gretchen Hommrich
Director, Investor Relations
(615) 861-6000